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                                  EXHIBIT 23.1


CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Integrated Circuit Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-50939, 333-07293, 333-27113, 33-41407, 33-55902, 33-69676, 33-73208,
and 33-87086) on form S-8 and registration statements (No. 333-47103 and 33-70202) on form S-3 of Integrated Circuit Systems, Inc. of our report dated July 30, 1998, related to the consolidated balance sheets of Integrated Circuit Systems, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 27, 1998, and related schedule which report appears in the June 27, 1998 annual report on form 10-K of Integrated Circuit Systems, Inc.


/s/KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
September 17, 1998

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